Exhibit 99.1

Sino Agro Food is filing its annual report 2021

29th March 2022

The Company is filing a Form 8K detailing its annual report 2021 previously known as the 10K 2021 report on 29th March 2022 as a company quoted on the OTC Pink Sheet..

Summary of the financials are listed as follows:

A.	In the 12 months ended 31st December 2021, the Company’s revenues and incomes are generated from the following businesses activities:

1.	Leasing of business activities

2.	Investments in investees

Whereas

1.	Consolidated revenues are generated from the leasing of following business activities:

●	The Organic fertilizer operation of HSA.

●	Cattle farms operation of (MEIJI) & (JHMC)

●	Plantation operation of (JHST)

2.	Unconsolidated incomes are generated from the investments of following 2 investees:

●	45% equity holding in SJAP

●	36.6% equity holding in Tri-way

B.	A summary of each business division and operations is described below:

B.1. Division (1) of leasing of operations:

●	The Organic fertilizer operation of HSA.

The operation of Hunan Shenghua A Power Agriculture Co. Ltd. (“HSA”) is in manufacturing and sales of organic fertilizer. From 1st October 2019 the Company contracted out its manufacturing and sales of organic fertilizer to its operational management; as such income of HSA is derived mainly from said leasing contract.

●	The plantation operation of (JHST)

Plantation operation refers to the operations of Jiangmen City Heng Sheng Tai Agriculture Development Co. Ltd. (“JHST”) in the HU Plantation business where dragon fruit flowers (dried and fresh), crops of vegetables and immortal vegetables (dried) are being grown and sold to wholesale and retail markets. JHST’s financial statements are consolidated into the financial statements of Macau EIJI Company Ltd. (“MEIJI”) as one entity. From 1st October 2019 the Company contracted out its plantation operation to its operational management; as such income of JHST is derived mainly from said leasing contract.

●	The cattle farms operation of (MEIJI) & (JHMC)

Cattle Farm Division refers to the operations of Cattle Farm 1 under Jiangmen City Hang Mei Cattle Farm Development Co. Ltd (“JHMC”) where cattle are being grown, fatten and sold live to third party livestock wholesalers who sell them mainly to Guangzhou and Beijing livestock wholesale markets. The financial statements of JHMC are consolidated into MEIJI as one entity along with MEIJI’s operation in the consulting and service for development of other cattle farms (e.g., Cattle Farm 2) or related projects. From 1st October 2019 the Company contracted out its cattle operation to its operational management; as such incomes of JHMC are derived mainly from said leasing contract.

The total leasing revenues and gross profits for fiscal year ended 31st December 2021 are $10,582,565 and $4,329,605 respectively representing 100% of the Group’s total consolidated revenue and gross profit comparing to fiscal year ended 31st December 2020 revenue of $9,892,398 and gross profit of $7,567,647. The differences of the two years revenues are primarily due to the appreciation of RMB averaging from 2020’s US$1 = RMB 6.90 to 2021’s US$1=RMB6.45.

B.2.Division (2) of investments in equity investees

●	45% equity holding in SJAP

SJAP became an investee of SIAF since 01102019 such that its financial is not detailed in SIAF’s consolidated financials but reported under investments in investees. .

The Company’s of losses is -$3.5 million for year ended December 31, 2021.